Exhibit 99.1

Intralinks Holdings, Inc.
Consolidated Financial Statements
December 31, 2016, 2015, and 2014

INDEX TO FINANCIAL STATEMENTS

Financial Statements of Intralinks Holdings, Inc.

REPORT OF INDEPENDENT AUDITORS

To the Management of Intralinks Holdings, Inc.

We have audited the accompanying consolidated financial statements of Intralinks Holdings, Inc. and its subsidiaries, which comprise the consolidated balance sheets as of December 31, 2016 and December 31, 2015, and the related statements of operations, comprehensive income (loss), changes in stockholders’ equity and cash flows for each of the three years in the period ended December 31, 2016.

Management's Responsibility for the Consolidated Financial Statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

Auditors’ Responsibility

Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.

An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Opinion

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Intralinks Holdings, Inc. and its subsidiaries as of December 31, 2016 and December 31, 2015, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2016 in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP
New York, New York
March 17, 2017

INTRALINKS HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(In thousands, except share data)

	December 31,
	2016	2015
ASSETS
Current assets:
Cash and cash equivalents	$60,857	$47,875
Investments	—	12,425
Accounts receivable, net of allowances of $5,767 and $4,265, respectively	47,410	50,360
Prepaid expenses	7,520	8,595
Other current assets	3,604	3,399
Total current assets	119,391	122,654
Fixed assets, net	14,416	20,789
Capitalized software, net	52,774	46,636
Goodwill	229,848	224,383
Other intangibles, net	15,493	38,106
Deferred taxes	24,834	514
Other non-current assets	5,059	7,105
Total assets	$461,815	$460,187
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$4,856	$10,094
Current portion of long-term debt, net of debt issuance costs	1,901	1,829
Deferred revenue	52,637	52,005
Accrued expenses and other current liabilities	32,758	29,856
Total current liabilities	92,152	93,784
Long-term debt	77,717	79,457
Other long-term liabilities	4,433	4,795
Commitments and contingencies
Stockholders' equity:
Undesignated Preferred Stock, $0.001 par value; 10,000,000 shares authorized; 0 shares issued and outstanding
Common stock, $0.001 par value; authorized 300,000,000 shares; issued 59,422,719 and 58,434,464 shares; outstanding 58,013,085 and 58,434,464 shares, respectively	59	58
Additional paid-in capital	468,289	456,141
Accumulated deficit	(166,800)	(169,594)
Accumulated other comprehensive loss	(2,546)	(4,454)
Treasury stock, 1,409,634 and 0 shares of common stock at cost, respectively	(11,489)	—
Total stockholders' equity	287,513	282,151
Total liabilities and stockholders' equity	$461,815	$460,187

 The accompanying notes are an integral part of these Consolidated Financial Statements.

INTRALINKS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except share and per share data)

	Years Ended December 31,
	2016	2015	2014
Revenue	$295,547	$276,153	$255,821
Cost of revenue	78,776	75,966	69,348
Gross profit	216,771	200,187	186,473
Operating expenses:
Sales and marketing	129,430	124,006	115,867
General and administrative	70,683	73,589	69,911
Product development	27,066	25,790	22,429
Total operating expenses	227,179	223,385	208,207
Loss from operations	(10,408)	(23,198)	(21,734)
Interest expense	4,614	4,435	4,202
Amortization of debt issuance costs	571	571	579
Other expense, net	2,123	1,335	1,746
Net loss before income tax	(17,716)	(29,539)	(28,261)
Income tax (benefit) expense	(20,510)	845	(1,765)
Net income (loss)	$2,794	$(30,384)	$(26,496)
Net income (loss) per common share
Basic	$0.05	$(0.53)	$(0.47)
Diluted	$0.05	$(0.53)	$(0.47)
Weighted average number of shares
Basic	57,278,508	57,172,659	55,932,641
Diluted	59,383,954	57,172,659	55,932,641

The accompanying notes are an integral part of these Consolidated Financial Statements.

INTRALINKS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME (LOSS)
(In thousands)

	Years Ended December 31,
	2016	2015	2014
Net income (loss)	$2,794	$(30,384)	$(26,496)
Change in foreign currency translation adjustment (1)	1,908	(2,950)	(714)
Total other comprehensive income (loss), net of tax	1,908	(2,950)	(714)
Comprehensive income (loss)	$4,702	$(33,334)	$(27,210)

(1) Net of tax expense of $0.1 million for the year ended December 31, 2016 and net of tax benefit of $0 for both the years ended December 31, 2015 and 2014.

The accompanying notes are an integral part of these Consolidated Financial Statements.

INTRALINKS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS' EQUITY
(In thousands, except share data)

	Shares	Amount
	Common Stock	Common Stock	Additional Paid-in Capital	Accumulated Deficit	Accumulated Other Comprehensive Income (Loss)	Treasury Stock	Total Stockholders' Equity
Balance at December 31, 2013	56,054,484	$56	$429,549	$(112,714)	$(790)	$—	$316,101
Change in foreign currency translation adjustment, net of tax	—	—	—	—	(714)	—	(714)
Net loss	—	—	—	(26,496)	—	—	(26,496)
Issuance of common stock upon exercise of stock options, vesting of restricted stock units and other, net of withholding taxes	817,634	1	720	—	—	—	721
Issuance of common stock in connection with employee stock purchase plan	126,017	—	943	—	—	—	943
Issuance of restricted common stock	86,205	—	—	—	—	—	—
Stock-based compensation expense	—	—	10,384	—	—	—	10,384
Balance at December 31, 2014	57,084,340	$57	$441,596	$(139,210)	$(1,504)	$—	$300,939
Change in foreign currency translation adjustment, net of tax	—	—	—	—	(2,950)	—	(2,950)
Net loss	—	—	—	(30,384)	—	—	(30,384)
Issuance of common stock upon exercise of stock options, vesting of restricted stock units and other, net of withholding taxes	1,152,797	1	2,019	—	—	—	2,020
Issuance of common stock in connection with employee stock purchase plan	118,879	—	934	—	—	—	934
Issuance of restricted common stock	78,448	—	—	—	—	—	—
Excess tax benefits from employee stock plans	—	—	32	—	—	—	32
Stock-based compensation expense	—	—	11,560	—	—		11,560
Balance at December 31, 2015	58,434,464	$58	$456,141	$(169,594)	$(4,454)	$—	$282,151
Change in foreign currency translation adjustment, net of tax	—	—	—	—	1,908	—	1,908
Net income	—	—	—	2,794	—	—	2,794
Issuance of common stock upon exercise of stock options, vesting of restricted stock units and other, net of withholding taxes	690,279	1	(35)	—	—	—	(34)
Issuance of common stock in connection with employee stock purchase plan	147,666	—	947	—	—	—	947
Issuance of restricted common stock	150,310	—	—	—	—	—	—
Excess tax benefits from employee stock plans	—	—	148	—	—	—	148
Stock-based compensation expense	—	—	11,088	—	—		11,088
Treasury stock	—	—	—	—	—	(11,489)	(11,489)
Balance at December 31, 2016	59,422,719	$59	$468,289	$(166,800)	$(2,546)	$(11,489)	$287,513

The accompanying notes are an integral part of these Consolidated Financial Statements.

INTRALINKS HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)

	Years Ended December 31,
	2016	2015	2014
Net income (loss)	$2,794	$(30,384)	$(26,496)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation and amortization	25,957	26,749	25,627
Amortization of intangible assets	24,213	23,949	23,791
Stock-based compensation expense	11,088	11,560	10,384
Amortization of deferred costs	612	909	1,316
Provision for bad debt and customer credits	1,934	2,837	1,802
Deferred income tax benefit	(24,313)	(957)	(4,708)
Other, net	1,031	(5)	572
Changes in operating assets and liabilities, net of effects of acquisitions:
Accounts receivable	966	(5,950)	(11,390)
Prepaid expenses and other assets	1,171	(3,733)	146
Accounts payable	(4,218)	(846)	884
Accrued expenses and other liabilities	5,594	2,895	(499)
Deferred revenue	(81)	3,678	4,344
Net cash provided by operating activities	46,748	30,702	25,773
Cash flows from investing activities:
Capitalized software development costs	(24,560)	(25,440)	(27,076)
Capital expenditures	(2,391)	(12,703)	(9,823)
Purchases of investments	—	—	(27,062)
Maturities of investments	12,384	11,750	36,879
Purchases of cost method investments	—	(1,000)	(3,499)
Acquisitions, net of cash acquired	(6,334)	—	(8,843)
Restricted cash	—	—	2,443
Net cash used in investing activities	(20,901)	(27,393)	(36,981)
Cash flows from financing activities:
Purchases of treasury stock	(11,489)	—	—
Proceeds from issuance of long-term debt	—	4,719	79,200
Payments on long-term debt	(2,311)	(800)	(75,498)
Debt issuance costs	—	—	(2,849)
Exercise of stock options and issuance of common stock, net of withholding taxes	912	2,953	1,662
Other, net	148	(1,759)	(564)
Net cash (used in) provided by financing activities	(12,740)	5,113	1,951
Effect of foreign exchange rate changes on cash and cash equivalents	(125)	(1,229)	(601)
Net increase (decrease) in cash and cash equivalents	12,982	7,193	(9,858)
Cash and cash equivalents at beginning of period	47,875	40,682	50,540
Cash and cash equivalents at end of period	$60,857	$47,875	$40,682

	Years Ended December 31,
	2016	2015	2014
Supplemental Schedule of Cash Flow Information:
Cash paid during the period for:
Interest (net of capitalized interest of $1.6 million, $1.7 million and $1.8, respectively)	$4,449	$4,245	$4,033
Income tax	$1,996	$1,629	$2,572

The accompanying notes are an integral part of these Consolidated Financial Statements.

INTRALINKS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. Organization and Description of Business
Intralinks Holdings, Inc. ("Intralinks Holdings") and its subsidiaries (collectively, the "Company") is a leading global provider of Software-as-a-Service ("SaaS") solutions for secure enterprise content collaboration within and among organizations. The Company was incorporated in Delaware in June 1996. The Company's cloud-based solutions enable organizations to manage, control, track, search, exchange and collaborate on sensitive information, inside and outside of the firewall, all within a secure and easy-to-use environment.
2. Summary of Significant Accounting Policies
Principles of Consolidation - The accompanying Consolidated Financial Statements include the accounts of the Company and its wholly-owned subsidiaries, prepared in conformity with accounting principles generally accepted in the United States of America, or U.S. GAAP. All intercompany balances and transactions have been eliminated in consolidation.
Reclassifications - Certain prior year amounts have been reclassified to conform to the current year presentation.
Out-of-period adjustments - During the financial statement close process for the year ended December 31, 2016, the Company identified a prior period error, which was corrected and recorded as a cumulative adjustment resulting in a decrease of $1.8 million to foreign income taxes payable, which is included in "Accrued expenses and other current liabilities", and an increase of $2.7 million to accumulated other comprehensive loss, respectively, within the Consolidated Balance Sheet at December 31, 2016 and increases of $0.9 million and $2.7 million in income tax expense and change in foreign currency translation adjustment, respectively, within the Consolidated Statements of Operations and of Comprehensive Income for the year ended December 31, 2016. The Company does not believe this adjustment is material to the Consolidated Financial Statements for any prior period or to the 2016 results.
Use of Estimates - The preparation of the Company's Consolidated Financial Statements in conformity with U.S. GAAP requires management to make certain estimates, judgments and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the Consolidated Financial Statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ materially from those estimates.
On an ongoing basis, the Company evaluates its estimates and assumptions including those related to (a) allowances for doubtful accounts and reserves for customer credits, (b) the fair values of the Company's single operating segment and reporting unit, goodwill, definite-lived intangible assets and long-term investments, (c) the recoverability of its definite-lived intangible assets, capitalized software and fixed assets (and their related useful lives), (d) certain components of the income tax provision (including the valuation allowance on deferred tax assets and liabilities for uncertain tax positions), (e) accruals for certain compensation and benefit expenses and (f) the fair value of stock-based awards including estimated forfeitures of such awards. The Company bases its estimates, judgments and assumptions on historical experience, its forecasts and budgets and on various other factors that it believes to be reasonable under the circumstances.
Revenue Recognition - The Company derives revenue principally through fixed commitment contracts under which the Company provides customers various services, including access to the cloud-based Intralinks Platform, which includes Intralinks exchanges and Intralinks VIA, as well as the related customer support and other services. The Company's customers do not have a contractual right, or the ability, to take possession of the Intralinks software at any time during the hosting period, or contract with an unrelated third party to host the Intralinks software. Therefore, revenue recognition for the Company's services is not accounted for under specific guidance of the Financial Accounting Standards Board ("FASB") on software revenue recognition. The Company recognizes revenue for its services ratably over the contracted service period, provided that there is persuasive evidence of an arrangement, the service has been provided to the customer, collection is reasonably assured, the amount of fees to be paid by the customer is fixed or determinable and the Company has no significant remaining obligation at the completion of the contracted term. In circumstances where the Company has a significant remaining obligation after completion of the initial contract term, revenue is recognized ratably over the extended service period. The Company's contracts do not contain general rights of return.
In the normal course of business, the Company may agree to sales concessions with its customers. The Company maintains an allowance to reserve for potential credits issued to customers based on historical patterns of actual credits issued. Expenses associated with maintaining this reserve are recorded as a reduction to revenue.
The Company offers services to customers through single-element and multiple-element arrangements, some of which contain offerings for optional services, including document scanning, data archiving and other professional services. In accordance with the FASB's guidance on multiple-deliverable arrangements, the Company has evaluated the deliverables in its arrangements to

INTRALINKS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

determine whether they represent separate units of accounting, specifically whether the deliverables have value to the Company's customers on a standalone basis. The Company has determined that the services delivered to customers under its existing arrangements generally represent a single unit of accounting. Revenue for optional services is recognized as those services are delivered, or completed, provided that the general revenue recognition criteria described above are met. The Company continues to evaluate the nature of the services offered to customers under its fixed commitment contracts, as well as its pricing practices, to determine if a change in policy regarding multiple-element arrangements and related disclosures is warranted in future periods.
Additionally, certain of the Company's customer contracts contain provisions for set-up and implementation services relating to the customer's use of the Intralinks Platform. The Company believes that these set-up and implementation services provide value to the customer over the entire period that the exchange is active, including renewal periods, and therefore the revenue related to these types of services is recognized over the longer of the contract term or the estimated relationship life, which generally ranges from two to four years. The Company will continue to evaluate the length of the amortization period of the revenue related to set up and implementation services to determine if a change in this estimate is warranted in future periods.
Deferred Revenue - Deferred revenue represents the billed but unearned portion of existing contracts for services to be provided. Deferred revenue does not include the unbilled portion of existing contractual commitments of the Company's customers. Accordingly, the deferred revenue balance does not represent the total contract value of outstanding arrangements. However, amounts that have been billed but not yet collected are recorded as revenue or deferred revenue, as appropriate, and are included in the Company's accounts receivable balances. Deferred revenue that will be recognized during the subsequent 12-month period is classified as "Deferred revenue," with the remaining non-current portion included in "Other long-term liabilities" on the Consolidated Balance Sheets.
Stock-Based Compensation - Stock-based compensation is measured at the grant date, based on the fair value of the award, and is recognized ratably as an expense, net of estimated forfeitures, over the vesting period of the award. The Company uses the Black-Scholes option pricing model to determine the fair value of options granted under our 2010 Equity Incentive Plan, as well as the rights awarded under our 2010 Employee Stock Purchase Plan, or ESPP. The fair value of restricted shares of common stock, or RSAs, and restricted stock units, or RSUs, is generally determined using the intrinsic value of the Company's common stock at the time of grant, with the exception of certain performance based RSAs and RSUs. The fair value of these performance based RSAs and RSUs was determined using a Monte-Carlo simulation.
Determining the appropriate fair value model and calculating the fair value of stock-based payment awards requires the use of subjective assumptions, including the expected life of the stock-based payment awards and stock price volatility. Due to the Company's limited trading history, the Company estimates volatility for option grants by evaluating the average historical volatility of a peer group of similar public companies. The expected term of the Company's option awards represent the period that its stock-based awards are expected to be outstanding. For purposes of determining the expected term, the Company used the “simplified” method, which uses the midpoint between the vesting date and the end of the contractual term.
In addition to assumptions used in the Black-Scholes option-pricing model, the Company estimates a forfeiture rate to calculate the stock-based compensation expense for our option awards. The Company considers several factors when estimating future forfeitures, including types of awards, employee level and historical experience. If this estimated rate changes in future periods due to different actual forfeitures, stock-based compensation expense may increase or decrease significantly. If there are any modifications or cancellations of the underlying unvested securities or the terms of the awards, the Company may be required to accelerate, increase or cancel any remaining unamortized stock-based compensation.
Sales Commissions - Commissions payable to the Company's sales staff, third-party channel partners and resellers are expensed in the period earned. Sales commission expense was $23.5 million, $22.1 million and $19.2 million, respectively, for the years ended December 31, 2016, 2015 and 2014 and is included within "Sales and marketing" in the Consolidated Statements of Operations.
Advertising - The Company expenses the cost for producing and communicating advertising and promoting its services in the period incurred.
Income Taxes - The Company accounts for income taxes on the asset and liability method pursuant to ASC 740, Income Taxes. Under this method, deferred income tax assets and liabilities are recognized for the future tax consequences of differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases, as well as net operating loss and tax credit carryforwards. Deferred income taxes are measured using enacted tax rates expected to be applied to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred income taxes of a change in tax rates is recognized in results of operations in the period that includes the enactment date.

INTRALINKS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

A valuation allowance is provided on deferred tax assets if it is determined that it is more-likely-than-not that the deferred tax asset will not be realized. In determining whether it is necessary to record a valuation allowance, the Company evaluates both positive (e.g., sources of taxable income) and negative (e.g., recent historical losses) evidence that could impact the realizability of the Company's deferred tax assets.
The Company recognizes the impact of an uncertain tax position in its financial statements if, in management's judgment, the position is more-likely-than-not sustainable upon audit based on the position's technical merits. This analysis involves the identification of potential uncertain tax positions, the evaluation of applicable income tax laws and measurement of the amount of each uncertain tax position that is more-likely-than-not sustainable. The Company operates within multiple taxing jurisdictions and is subject to audit in each of these jurisdictions. The Company recognizes interest expense and penalties on uncertain tax positions as part of income tax expense.
Net Income (Loss) Per Share - Basic income (loss) per share is computed using net income (loss) and the weighted average number of common shares outstanding. Diluted income (loss) per share reflects the weighted average number of shares of common stock outstanding plus any potentially dilutive shares outstanding during the period. Potentially dilutive shares consist of shares issuable upon the exercise of stock options and unvested shares of restricted common stock (using the treasury stock method). Common equivalent shares are excluded from the diluted computation if their effect is anti-dilutive.
Foreign Currency Translation and Transactions - The functional currencies of the Company's foreign operations are the local currencies in each of the foreign subsidiary locations. Assets and liabilities denominated in a foreign currency are translated into U.S. dollars at the exchange rate on the balance sheet date. Revenue and expenses denominated in a foreign currency are translated into U.S. dollars on a monthly basis at the average exchange rate during the period. Adjustments resulting from translating foreign currency financial statements into U.S. dollars are recorded in "Accumulated other comprehensive loss" as a separate component of shareholders' equity within the Consolidated Balance Sheets. Foreign currency transaction gains and losses resulting from monetary assets and liabilities denominated in a currency other than the subsidiary's functional currency are reported in the Consolidated Statements of Operations as a component of "Other expense, net." For the years ended December 31, 2016, 2015 and 2014, foreign currency transaction losses were $0.7 million, $1.4 million and $1.9 million, respectively.
Comprehensive Income (Loss) - Comprehensive income (loss) consists of net income (loss) and other comprehensive income (loss). Other comprehensive income (loss) includes certain changes in stockholders' equity that are excluded from net income (loss), specifically cumulative foreign currency translation adjustments.
Cash and Cash Equivalents - The Company considers all highly liquid investments with an original maturity of three months or less at the date of purchase to be cash equivalents. Cash and cash equivalents consist of cash on deposit with banks and money market funds.
Investments - The Company's investment portfolio may at any time contain investments in U.S Treasury obligations, securities guaranteed by the U.S. government, certificates of deposit, corporate notes and bonds, medium-term notes, commercial paper, and money market mutual funds, with remaining maturities less than two years. The Company's investments not included in "Cash and cash equivalents" with remaining maturity dates less than one year are classified as current investments and investments with remaining maturity dates greater than one year are classified as non-current investments on the Consolidated Balance Sheets. Investments classified as held-to-maturity are recorded at amortized cost. Interest earned on investments is included in "Other expense, net" on the Consolidated Statements of Operations. At December 31, 2016, there were no investments that were not included in "Cash and cash equivalents."
Non-marketable investments for which the Company does not have the ability to exert significant influence over operating and financial policies are generally accounted for using the cost method of accounting in accordance with ASC 325-10, Investments-Other. On a quarterly basis, the Company evaluates whether an event or change in circumstances has occurred in the reporting period that may have a significant adverse effect on the fair value of a cost method investment. If an event or change in circumstances that may cause a significant adverse effect on the fair value of a cost method investment occurs, then the fair value of such cost method investment is estimated to determine if the investment is impaired. During the year ended December 31, 2016, we recognized an other-than-temporary impairment charge of $1.5 million related to the write-down of a cost method investment to its estimated fair value of zero due to the investee company's inability to continue operations without new outside financing.
Concentration of Credit Risk - Financial instruments that potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents, restricted cash, investments and trade accounts receivable. Although the Company deposits its cash with more than one financial institution, its deposits, at times, may exceed federally insured limits. The Company has not experienced any losses on cash and cash equivalent accounts to date and the Company believes it is not exposed to any significant

INTRALINKS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

credit risk related to cash.
Accounts Receivable - The Company records accounts receivable at amounts due from customers, net of an allowance for doubtful accounts and reserve for potential credits issued to customers. The Company evaluates the adequacy of the allowance for doubtful accounts and the credit reserve on a quarterly basis. This evaluation includes historical loss experience, length of time receivables are past due, adverse situations that may affect a customer's ability to pay its obligations to the Company, prevailing market conditions and historical patterns of actual credits issued. This evaluation is inherently subjective and the Company may revise its estimates as more information becomes available.
Fixed Assets, net - Fixed assets are stated at cost, less accumulated depreciation. Depreciation is calculated using the straight-line method over the estimated useful lives of those assets, as follows:

Computer equipment and capitalized software	3 years
Office equipment	3 years
Furniture and fixtures	5 years
Leasehold improvements	Shorter of estimated useful life or remaining lease term, ranging from 3 to 11 years
Repairs and maintenance costs are expensed as incurred. When assets are retired or otherwise disposed of, the cost and accumulated depreciation and amortization are removed from their respective accounts and any gain or loss on such retirement is reflected in operating expenses.
Software Development Costs - The Company accounts for the cost of software developed or obtained for internal use by capitalizing qualifying costs that are incurred during the application development stage and amortizing them over the expected period of benefit, which is generally three years. Amortization begins when the software is ready for its intended use. Costs incurred during the preliminary and post-implementation stages are expensed as incurred. The amounts capitalized include external direct costs of services used in developing internal-use software, employee compensation and related expenses of personnel directly associated with the development activities and interest. Software development costs are evaluated for recoverability whenever events or changes in circumstances indicate that the carrying value of the asset may not be recoverable.
Goodwill - Goodwill represents the excess of the purchase price allocation over the fair value of tangible and identifiable intangible net assets acquired. The Company assesses goodwill for impairment annually as of October 1 or more frequently if an event occurs or circumstances change that would more-likely-than-not reduce the fair value of a reporting unit below its carrying value. The goodwill impairment test is based on the Company's single operating segment and reporting unit structure. ASC 350, Intangibles - Goodwill and Other gives companies the option to perform a qualitative assessment to determine whether it is more-likely-than-not (a likelihood of greater than 50 percent) that the fair value of its reporting unit is less than its carrying value. If it is determined, based on the qualitative assessment, that it is more-likely-than-not that the fair value of its reporting unit is less than its carrying value, or if the Company decides to exercise its unconditional option to bypass the qualitative assessment, then the Company would proceed to a two-step quantitative impairment test. In the first step, the fair value of each reporting unit is compared with its carrying value, including goodwill and allocated intangible assets. If the fair value is in excess of the carrying value, the goodwill for the reporting unit is considered not to be impaired. If the fair value is less than the carrying value, then a second step is performed in order to measure the amount of the impairment loss, if any, which is based on comparing the implied fair value of the reporting unit's goodwill to the fair value of the net assets of the reporting unit.
Other Intangibles, net - Other intangibles, net represents definite-lived intangible assets, which are being amortized over their estimated useful lives as follows:

Developed technology	5 to 10 years
Customer relationships	10 years
Trade names	12 years
Non-compete agreements	2 to 3 years
Developed technology is primarily amortized over its estimated useful life at a rate consistent with the expected future cash flows to be generated by the asset. All other definite-lived intangible assets are amortized on a straight-line basis over their estimated useful lives.

INTRALINKS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Long-Lived Assets - The Company's long-lived assets consist of definite-lived intangible assets, capitalized software and fixed assets that are subject to depreciation or amortization over the useful life of the related asset. The useful lives of the Company's long-lived assets are determined based on its estimate of the period over which the related asset will be utilized. The Company periodically reviews these estimated useful lives for reasonableness. Long-lived assets are evaluated for recoverability whenever events or changes in circumstances indicate that the carrying value of an asset may not be recoverable. In evaluating an asset for recoverability, the Company estimates the future cash flows expected to result from the use and eventual disposition of the asset. If the sum of the undiscounted expected future cash flows is less than the carrying value of the asset, an impairment loss, equal to the excess of the carrying value over the fair value of the asset, is recognized. No impairments were recorded on long-lived assets for the periods presented in these Consolidated Financial Statements.
Warranties and Indemnification - The Company's revenue generating contracts generally provide for indemnification of customers against liabilities arising from third party claims that are attributable to the breach of warranties or infringement of third party intellectual property rights, subject to any contractual limitations of liability. The Company has also entered into contracts that include service level agreements in which it has warranted that it will provide certain levels of uptime. A subset of those customers have the explicit right, under the terms of their contracts, to receive credits or terminate their agreements with the Company in the event that it fails to meet those stated service levels. The Company relies on a risk framework to define its risk tolerances and establishes limits to ensure that potential risk-related losses under these customer agreements are within acceptable limits. Factors the Company considers in determining its potential exposure under customer contracts include the fact that it typically disclaims liability for consequential and indirect damages, including for loss of data, resulting from any breach of contract and that the Company, to date, has not had to repair or replace any services or been impacted by any payout in connection with any of these guarantees. To date, the Company has not incurred any material costs as a result of these indemnification obligations and has not accrued any liabilities related to these obligations in the Consolidated Financial Statements. In addition, to date, the Company has not provided credits nor has had any agreement canceled based on its service level agreements.
Recent Accounting Pronouncements
In May 2014, the Financial Accounting Standards Board ("FASB") issued Accounting Standards Update ("ASU") 2014-09, Revenue from Contracts with Customers, which outlines a single comprehensive model for entities to use in accounting for revenue. ASU 2014-09 supersedes current revenue recognition guidance and requires an entity to recognize revenue when it transfers promised goods or services to customers in an amount that reflects the consideration to which the entity expects to be entitled in exchange for those goods or services. Entities have the option of using either a full retrospective or a modified retrospective approach to adopt ASU 2014-09. In August 2015, the FASB issued ASU 2015-14, Revenue from Contracts with Customers (Topic 606): Deferral of the Effective Date. The amendment in this update deferred the effective date of implementation of ASU 2014-09 by one year and is now effective for annual and interim reporting periods beginning after December 15, 2017. In March 2016, the FASB issued ASU 2016-08, Principal versus Agent Considerations (Reporting Revenue Gross versus Net), amending the principal-versus-agent implementation guidance set forth in ASU 2014-09. The amendment clarifies that an entity should evaluate whether it is the principal or the agent for each specified good or service promised in a contract with a customer. In April 2016, the FASB issued ASU 2016-10, Identifying Performance Obligations and Licensing, which amends certain aspects of the guidance set forth in the FASB's new revenue standard related to identifying performance obligations and licensing implementation. In May 2016, the FASB issued ASU 2016-12, Revenue from Contracts with Customers (Topic 606): Narrow-Scope Improvements and Practical Expedients, which clarifies implementation guidance in ASU 2014-09 on assessing collectability, noncash consideration, presentation of sales tax and completed contracts and contract modifications at transition. This standard could impact the timing and amounts of revenue recognized and may have an impact on the Company's Consolidated Financial Statements with respect to the capitalization of costs of commissions and other contract acquisition-based and contract fulfillment costs. The Company is currently evaluating the impacts of this standard on its Consolidated Financial Statements and has not yet selected a transition method.
In April 2015, the FASB issued ASU 2015-03, Interest-Imputation of Interest: Simplifying the Presentation of Debt Issuance Costs, which requires an entity to present debt issuance costs on the balance sheet as a direct deduction from the related liability rather than as an asset. ASU 2015-03 is effective for annual and interim reporting periods beginning after December 15, 2015. In August 2015, the FASB issued ASU 2015-15, Interest-Imputation of Interest: Presentation and Subsequent Measurement of Debt Issuance Costs Associated with Line-of-Credit Arrangements, which clarifies that the SEC staff would not object to an entity deferring and presenting debt issuance costs as an asset and subsequently amortizing the deferred debt issuance costs ratably over the term of the line-of-credit arrangement, regardless of whether there are outstanding borrowings on the line-of-credit. As a result of the retrospective adoption of ASU 2015-03, at December 31, 2015, the Company reclassified capitalized deferred debt issuance costs

INTRALINKS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

of $0.5 million from "Other current assets" to "Current portion of long-term debt, net of debt issuance costs" and $1.0 million from "Other non-current assets" to "Long-term debt, net of debt issuance costs."
In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842), which supersedes existing guidance on accounting for leases in "Leases (Topic 840)" and generally requires all leases to be recognized in the consolidated balance sheet. ASU 2016-02 is effective for annual and interim reporting periods beginning after December 15, 2018; early adoption is permitted. The provisions of ASU 2016-02 are to be applied using a modified retrospective approach. The Company is currently evaluating the impact of the adoption of this standard on its Consolidated Financial Statements.
In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718): Improvements to Employee Share-Based Payment Accounting, which simplifies the accounting for employee stock-based payment. This update provides clarification on guidance for employee share-based payments, in particular areas including income tax consequences, classification of awards as either equity or liabilities and classification on the statement of cash flows.  ASU 2016-09 is effective for annual periods beginning after December 15, 2016, and interim periods within those annual periods. The Company is currently evaluating the impact of the adoption of this standard on its Consolidated Financial Statements.
3. Investments and Fair Value Measurements
The Company has classified its investments in corporate securities as held-to-maturity and as such, has recorded them at amortized cost. Interest earned on these debt securities is included in “Other expense, net” within the Consolidated Statements of Operations. The gross unrecognized holding gains and losses for the years ended December 31, 2016, 2015 and 2014 were not material.
The Company held no investments at December 31, 2016. The following table summarizes the investments at December 31, 2015:

			December 31, 2015
Security Type	Remaining Maturity	Consolidated Balance Sheet Classification	Amortized Cost
			(In thousands)
Corporate Securities	15 to 202 Days	Investments (current)	12,425
Total			$12,425
The Company categorizes its financial instruments measured at fair value into a three-level fair value hierarchy that prioritizes the inputs used in determining the fair value of the asset or liability. The three levels of the fair value hierarchy are as follows:

•	Level 1: Fair value measurement of the asset or liability using observable inputs such as quoted prices in active markets for identical assets or liabilities;

•
Level 2:  Fair value measurement of the asset or liability using inputs other than quoted prices that are observable for the applicable asset or liability, either directly or indirectly, such as quoted prices for similar (as opposed to identical) assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and

•	Level 3: Fair value measurement of the asset or liability using unobservable inputs that reflect the Company’s own assumptions regarding the applicable asset or liability.

INTRALINKS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following tables present the Company's financial instruments that are measured at fair value on a recurring basis:

	December 31, 2016
	Total	Level 1	Level 2	Level 3
	(In thousands)
Asset:
Money market funds as cash equivalents	$16,342	$16,342	$—	$—

	December 31, 2015
	Total	Level 1	Level 2	Level 3
	(In thousands)
Asset:
Money market funds as cash equivalents	$17,143	$17,143	$—	$—
The Company's non-financial assets, which include goodwill, intangible assets, fixed assets, capitalized software and cost method investments, are adjusted to fair value only when an impairment charge is recognized. These fair value measurements are based predominantly on Level 3 inputs.
At December 31, 2016 and December 31, 2015, the carrying values of the Company's investments accounted for under the cost method totaled $3.0 million and $4.5 million, respectfully, and are included in "Other non-current assets" on the Company's Consolidated Balance Sheets. During the year ended December 31, 2016, the Company recognized an impairment charge of $1.5 million related to the write-down of a cost method investment to its estimated fair value of zero. The decline in value was determined to be other-than-temporary due to the investee company’s inability to continue operations without new outside financing. The impairment charge is included in “Other expense, net” in the Consolidated Statements of Operations.
4. Goodwill and Other Intangibles
Acquisitions
At December 31, 2016, changes in the carrying value of the Company's goodwill for the year then ended consisted of the following:

	Goodwill Rollforward
	Beginning Balance 12/31/2015	Verilume Acquisition	Ending Balance 12/31/2016
	(In thousands)
Goodwill	$224,383	$5,465	$229,848
On March 7, 2016, the Company acquired all of the outstanding shares of Verilume, Inc., a cloud infrastructure company, for approximately $7.2 million, of which $0.8 million is subject to a holdback to cover any post-closing indemnification claims by the Company. The holdback is scheduled to be released in January 2018 less any amounts paid or reserved for outstanding indemnity claims as of the holdback release date. The Verilume acquisition provides the Company with expertise and technology in the area of scalable cloud infrastructure. The Company completed the purchase price allocation related to this transaction and recorded the acquired assets and assumed liabilities at their estimated fair values. The fair value of the identifiable assets acquired was approximately $1.7 million and the residual goodwill recognized was $5.5 million. There were no liabilities assumed. The goodwill acquired is not deductible for tax purposes.
Goodwill
Goodwill is assessed for impairment annually as of October 1 or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying value. The goodwill impairment test is based on the Company's single operating segment and reporting unit structure.
The Company completed a qualitative impairment assessment as of October 1, 2016. Among the factors included in the Company's qualitative assessment were general economic conditions and the competitive environment, actual and expected financial performance, including consideration of the Company's revenue growth year-over-year, forward-looking business measurements,

INTRALINKS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

external market conditions, market capitalization, and other relevant entity-specific events. Based on the results of the qualitative assessment, the Company concluded that it is more likely than not that the fair value of its single operating segment and reporting unit is higher than its carrying value, and therefore performance of the quantitative impairment test was not necessary.
At December 31, 2016, other intangibles consisted of the following:

	Definite – Lived Intangible Assets
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
	(In thousands)
Customer relationships	$141,973	$(135,339)	$6,634
Developed technology	135,792	(130,168)	5,624
Trade name	14,629	(11,634)	2,995
Non-compete agreements	1,687	(1,447)	240
Total	$294,081	$(278,588)	$15,493
At December 31, 2015, other intangibles consisted of the following:

	Definite – Lived Intangible Assets
	Gross Carrying Value	Accumulated Amortization	Net Carrying Value
	(In thousands)
Customer relationships	$141,973	$(121,141)	$20,832
Developed technology	134,542	(121,634)	12,908
Trade name	14,629	(10,416)	4,213
Non-compete agreements	1,337	(1,184)	153
Total	$292,481	$(254,375)	$38,106
The Company has not identified impairment for any of its definite-lived intangible assets through December 31, 2016.
Amortization of intangible assets is classified in each of the operating expense categories as follows:

	Years Ended December 31,
	2016	2015	2014
	(In thousands)
Cost of revenue	$8,534	$8,331	$8,206
Sales and marketing	14,198	14,197	14,195
General and administrative	1,481	1,421	1,390
Total	$24,213	$23,949	$23,791

INTRALINKS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

At December 31, 2016, amortization of intangible assets for each of the next five years and thereafter is estimated to be as follows:

For the years ending December 31,	Amount
(In thousands)
2017	$12,224
2018	1,911
2019	966
2020	281
2021	77
Thereafter	34
Total	$15,493
5. Fixed Assets
Fixed assets consisted of the following:

	December 31,
	2016	2015
	(In thousands)
Computer equipment and software	$36,481	$37,200
Furniture, fixtures and office equipment	3,196	3,058
Leasehold improvements	6,592	6,213
Total fixed assets	46,269	46,471
Less: Accumulated depreciation and amortization	(31,853)	(25,682)
Fixed assets, net	$14,416	$20,789
Depreciation expense is classified in each of the operating expense categories as follows:

	Years Ended December 31,
	2016	2015	2014
	(In thousands)
Cost of revenue	$5,681	$4,762	$3,543
Sales and marketing	1,286	1,246	1,206
General and administrative	804	1,009	1,030
Product development	587	573	819
Total	$8,358	$7,590	$6,598
6. Capitalized Software
Capitalized software consisted of the following:

	December 31,
	2016	2015
	(In thousands)
Capitalized internal-use software development costs	$168,342	$146,261
Less: Accumulated amortization	(115,568)	(99,625)
Capitalized software, net	$52,774	$46,636

INTRALINKS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Amortization expense is classified in each of the operating expense categories as follows:

	Years Ended December 31,
	2016	2015	2014
	(In thousands)
Cost of revenue	$16,952	$18,508	$17,730
Sales and marketing	222	162	323
General and administrative	425	489	976
Total	$17,599	$19,159	$19,029
7. Accrued Expenses and Other Current Liabilities
Accrued expenses and other current liabilities consisted of the following:

	December 31,
	2016	2015
	(In thousands)
Accrued employee compensation and related expenses	$20,254	$17,133
Other accrued expenses	12,504	12,723
Total accrued expenses and other current liabilities	$32,758	$29,856
8. Income Tax
The following is a summary of the Company's U.S. and non-U.S. net loss before income tax:

	Years Ended December 31,
	2016	2015	2014
	(In thousands)
U.S.	$(24,589)	$(34,567)	$(33,079)
Non-U.S.	6,873	5,028	4,818
Net loss before income tax	$(17,716)	$(29,539)	$(28,261)

INTRALINKS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The components of the Company's income tax (benefit) expense are as follows:

	Years Ended December 31,
	2016	2015	2014
	(In thousands)
Current:
Federal	$(409)	$63	$181
State and local	778	12	(42)
Foreign	3,434	1,727	2,804
Total current income tax expense	3,803	1,802	2,943

Deferred:
Federal	(19,822)	(387)	(4,248)
State and local	(4,506)	(56)	(487)
Foreign	15	(514)	27
Total deferred income tax benefit	(24,313)	(957)	(4,708)
Total income tax (benefit) expense	$(20,510)	$845	$(1,765)
A reconciliation of the provision for income taxes at the U.S. Federal statutory income tax rate of 35% to the Company's effective income tax rate is as follows:

	Years Ended December 31,
	2016	2015	2014
	(In thousands)
Tax at U.S. Federal statutory rate of 35%	$(6,200)	$(10,339)	$(9,891)
State taxes, net of federal income tax effect	(743)	(1,987)	(1,186)
Stock-based compensation expense	1,032	211	622
Non-deductible expenses	1,385	1,251	559
Foreign taxes	1,105	795	2,043
Research and development credit	(1,396)	(984)	(647)
Capitalized acquisition costs	1,459	—	200
True-up adjustments	2,685	—	—
Other	139	138	88
Valuation allowance	(19,976)	11,760	6,447
Total income tax (benefit) expense	$(20,510)	$845	$(1,765)
Effective tax rate	115.8%	(2.9)%	6.2%
The reconciliation above includes true-up adjustments of $2.7 million in the year ended December 31, 2016, which resulted from an analysis of deferred tax assets as well as the out-of-period foreign income taxes payable adjustment. Refer to Note 2 - "Summary of Significant Accounting Policies" for further discussion of the out-of-period adjustment.

INTRALINKS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Following is a summary of the components of deferred tax assets and deferred tax liabilities:

	Years Ended December 31,
	2016	2015
	(In thousands)
Deferred tax assets:
Net operating loss carryforwards	$611	$7,975
Research and development tax credit carryforwards	11,258	9,652
Stock-based compensation	7,651	6,723
Accrued expenses	4,750	4,629
AMT tax credit carryforwards	1,394	1,790
Allowance for doubtful accounts	2,285	1,660
Other	4,174	4,613
Total deferred tax assets	32,123	37,042
Valuation allowance	(687)	(19,576)
Deferred tax assets, net of valuation allowance	31,436	17,466
Deferred tax liabilities:
Depreciation and amortization	(6,602)	(16,952)
Total deferred tax liabilities	(6,602)	(16,952)
Net deferred tax assets, net of valuation allowance	$24,834	$514
At December 31, 2016, the Company had U.S. Federal net operating loss carryforwards of $18.7 million, including $18.0 million of windfall tax benefits attributable to stock-based compensation. If not utilized, these net operating loss carryforwards will expire beginning in 2026 through 2035. At December 31, 2016, the Company had U.S. Federal and state research and development tax credit carryforwards of $12.1 million and $4.3 million, respectively, which if not utilized, will expire beginning in 2018 through 2036.
During the fourth quarter of 2016, the Company’s valuation allowance decreased by $18.9 million due to the assessment that it is more-likely-than-not that the majority of its U.S. federal and state deferred tax assets will be realized. The Company made this assessment based on sufficient positive evidence available, including, but not limited to, recent profitability as a result of its focus on reducing overall expenses, its expectations of future profitability and the expected timing of the reversals of the net deferred tax assets. At December 31, 2016, the Company continues to have a valuation allowance of $0.7 million primarily related to the other-than-temporary impairment charge of a cost method investment recognized in 2016 for which it is more-likely-than-not that the tax benefit will not be realized.
Under the provisions of Sections 382 and 383 of the Internal Revenue Code of 1986, as amended (the "IRC"), substantial changes in the Company's or its subsidiaries' ownership may limit the amount of net operating loss and research tax credit carryforwards that can be utilized annually in the future to offset taxable income. Due to ownership changes in 2001, 2007 and 2011, the Company's net operating loss and research and development tax credit carryforwards are subject to limitations pursuant to IRC Sections 382 and 383 and similar state provisions.

INTRALINKS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes changes to the Company's unrecognized tax benefits, excluding interest and penalties:

	Years Ended December 31,
	2016	2015	2014
	(In thousands)
Balance as of January 1	$5,461	$4,688	$3,945
Additions based on tax positions related to the current year	1,701	685	540
Additions for prior year tax positions	207	168	289
Reductions for prior year tax positions	(45)	—	—
Reductions from expirations of applicable statutes of limitations	(179)	(80)	(86)
Balance as of December 31	$7,145	$5,461	$4,688
Unrecognized tax benefits totaled $7.1 million and $5.5 million at December 31, 2016 and December 31, 2015, respectively. Management does not expect that the balance of unrecognized tax benefits will significantly increase or decrease over the next twelve months. If unrecognized tax benefits at December 31, 2016 are subsequently recognized, the Company’s income tax expense would be reduced by $5.9 million.
At December 31, 2016 and December 31, 2015, total accrued interest and penalties related to the uncertain tax positions was $0.5 million. Included in the income tax (benefit) expense for the years ended December 31, 2016, 2015 and 2014 was a $0.05 million benefit, a $0.05 million expense, and a $0.3 million expense, respectively.
As a result of prior year net operating losses, the Company's U.S. Federal income tax returns for years 1999 through 2016 are open for examination by the U.S. Internal Revenue Service (the "IRS"). In addition, the Company's state and local income tax returns for 2013 through 2016 remain subject to examination by various state and local taxing authorities. The Company's non-U.S. income tax returns are also subject to income tax examination in various foreign jurisdictions.
The Company is routinely under audit by federal, state, local and foreign tax authorities in the area of income tax. These audits include questioning the timing and the amount of income and deductions and the allocation of income and deductions among various tax jurisdictions. During 2016, the IRS concluded an audit of the Company's federal tax returns for the years ended December 31, 2010 and 2011. Various other jurisdictions are open to examination for various tax years. Management believes it has adequately provided for all uncertain tax positions and any potential audit adjustments would not have a material impact on the Company’s liquidity, results of operations or financial condition.
9. Debt
Long-term debt consisted of the following:

	December 31,
	2016	2015
	(In thousands)
Term Loan Credit Facility	$77,800	$78,600
Equipment Loan Facility	3,208	4,719
Term Loans original issue discount	(346)	(507)
Term Loan unamortized debt issuance costs	(1,044)	(1,526)
Total debt, net of debt issuance costs	79,618	81,286
Less: current portion (Term Loan Credit Facility)	(318)	(318)
Less: current portion (Equipment Loan Facility)	(1,583)	(1,511)
Total current portion of debt, net of debt issuance costs	(1,901)	(1,829)
Total long-term debt, net of debt issuance costs	$77,717	$79,457

INTRALINKS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Based on available market information, the estimated fair value of the Company’s long-term debt was $78.6 million and $81.0 million as of December 31, 2016 and December 31, 2015, respectively. These fair value measurements were determined using Level 2 observable inputs, as defined in Note 3 - "Investments and Fair Value Measurement."
Term Loan and Revolving Credit Facilities
On February 24, 2014, the Company refinanced all of the outstanding indebtedness under its prior credit facility with the proceeds of its Term Loan Credit Facility. The Term Loan Credit Facility provides for an $80.0 million, five-year term loan and bears interest at a base rate (as defined in the Term Loan Credit Facility) plus a margin of 5.25% per annum with a 2.00% floor for an effective interest rate 7.25%. There is a $0.2 million principal payment due on the last day of each quarter, which commenced on June 30, 2014, with the balance due in a final installment on February 24, 2019.
On February 24, 2014, the Company also entered into a Revolving Credit Facility that provides for commitments of up to $15.0 million for general corporate purposes, working capital, certain investments, acquisitions and letters of credit. Loan drawings under the Revolving Credit Facility are subject to a further cap based on the Company’s borrowing base, which is equal to 85% of its eligible accounts receivable, minus customary reserves established by the Company’s lender. In addition, following the June 2014 amendment of this facility, up to 50% of the Company's eligible accounts receivable can be made up of account debtors of the Company based in certain European countries. Loans under the Revolving Credit Facility bear interest at the Eurodollar rate plus 2.50%. Further, following the November 2015 amendment of this facility, the Company may request letters of credit from the lender in certain currencies other than the U.S. Dollar, with all amounts payable under the Revolving Credit Facility, including principal, interest, reimbursement obligations and fees, remaining payable in U.S. Dollars. Under the Revolving Credit Facility, the Company pays a commitment fee in arrears on the first business day of each fiscal quarter of 0.50% on the average daily unused balance for the preceding quarter under this facility. The Revolving Credit Facility matures and the commitments thereunder terminate on the earlier of February 24, 2019 or the date that is six months prior to the maturity date of the Term Loan Credit Facility. Available borrowings under the Revolving Credit Facility are reduced by any outstanding letters of credits issued on behalf of the Company under this facility. As of December 31, 2016 and December 31, 2015, the Company had $2.7 million and $2.9 million in outstanding letters of credit issued under its Revolving Credit Facility, respectively.
Debt issuance costs of approximately $2.8 million related to the Term Loan Credit Facility and the Revolving Credit Facility (collectively, the "Credit Facilities") were deferred and are being amortized on a straight-line basis over the term of the loans. At December 31, 2016, unamortized debt issuance costs of $0.5 million and $0.6 million were recorded within "Current portion of long-term debt" and "Long-term debt", respectively, and $0.1 million and $0.1 million were recorded within "Other current assets" and "Other non-current assets," respectively, on the Consolidated Balance Sheet.
Each of the Credit Facilities is secured by liens on substantially all of the Company's assets. The Revolving Credit Facility is secured by a first lien on cash, accounts receivable and certain other liquid collateral and a second lien on other assets. The Term Loan Credit Facility is secured by a second lien on cash, accounts receivable and certain other liquid collateral and a first lien on other assets.
The Credit Facilities include covenants that restrict certain activities by the Company, as well as require the Company to comply with certain financial ratios such as a Consolidated Net Leverage Ratio and a springing Fixed Charge Coverage Ratio, as these terms are defined in the agreements governing the Credit Facilities. The agreements governing the Credit Facilities also contain other affirmative and negative covenants with which the Company is required to comply. The Term Loan Credit Facility requires partial prepayment of a portion of the principal outstanding in the event that the company generates Consolidated Excess Cash Flow (as defined under the Term Loan Credit Facility) in excess of a certain threshold. This determination is to be made 90 days following the end of the preceding fiscal year, with any payment, if required 105 days following the end of the preceding fiscal year. The Company was in compliance with all applicable covenants set forth in the Credit Facilities and there was no required prepayment as of December 31, 2016.
Equipment Loan Facility
In October 2015, the Company entered into a Note and Security Agreement ("Equipment Loan Facility") in the ordinary course of business to purchase certain fixed assets. The Equipment Loan Facility provides for a $4.7 million three-year secured term loan and bears an interest rate of 4.00%, which will be repaid quarterly in arrears in equal installments, which commenced January 31, 2016 with the balance due in a final installment on October 31, 2018. The Equipment Loan Facility is secured by liens on the equipment financed under that facility. An uncured default under the Equipment Loan Facility would result in a cross-default under the Term Loan Credit Facility and the Revolving Credit Facility.

INTRALINKS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

10. Common Stock
As of December 31, 2016, the Company had 300.0 million shares of common stock, par value $0.001 per share ("common stock"), authorized, with 59.4 million shares of common stock issued and 58.0 million outstanding. The number of authorized shares of common stock may be increased or decreased (but not below the number of shares then outstanding) by the affirmative vote of holders representing at least 75% in interest of the issued and outstanding shares of the Company's common stock.
As of December 31, 2016, entities affiliated with TA Associates, L.P. and Rho Capital Partners, Inc. held 15.6 million shares of the Company's common stock and have the right to require the Company to register these shares under the Securities Act of 1933, as amended, pursuant to a registration rights agreement.
11. Employee Stock Plans
2010 Equity Incentive Plan
The Company currently has one active plan under which awards have been granted. The 2010 Equity Incentive Plan was adopted by the Company's board of directors in March 2010 and approved by its stockholders in July 2010. In addition, the 2010 Equity Incentive Plan was amended by the Company’s board of directors and stockholders in 2012, 2014, and 2016 to increase the number of shares of common stock authorized for issuance. The 2010 Equity Incentive Plan permits the Company to make grants of stock options (both incentive stock options and non-qualified stock options), stock appreciation rights, restricted stock, restricted stock units, unrestricted stock, cash-based awards, performance shares and dividend equivalent rights to its executives, employees, non-employee directors and consultants. Generally, shares that are forfeited or canceled from awards under the 2010 Equity Incentive Plan, the 2007 Stock Option and Grant Plan and the 2007 Restricted Preferred Stock Plan also will be available for future awards under the 2010 Equity Incentive Plan. In May 2012, the Company's board of directors adopted a U.K. sub plan to the 2010 Equity Incentive Plan, which was subsequently approved by the HM Revenue and Customs in November 2012. The U.K. sub plan provides for the issuance to U.K. residents of options to acquire shares of the Company's common stock. Further, the U.K. sub plan provides that if recipients exercise their options in an approved manner that meets the requirements of the U.K. sub plan, they will receive favorable tax treatment. At December 31, 2016, the Company had stock options outstanding under the 2007 Stock Option and Grant Plan, and no awards outstanding under the 2007 Restricted Preferred Stock Plan. No additional grants will be made under these plans.
At December 31, 2016, there were 3,442,284 shares of common stock available for future grants under the 2010 Equity Incentive Plan.
Stock options granted under the 2010 Equity Incentive Plan typically have a 10-year contractual term and vest over four years, with 25% of the award vesting after one year and the balance vesting ratably over the subsequent 36 months. Prior to February 2013, stock options that were granted under the 2010 Equity Incentive Plan typically had a 10-year contractual term and vested over four years and 6 months, with 25% of the award vesting after one year and the balance vesting ratably over the subsequent 42 months.
Stock-based compensation expense related to all of the Company’s stock awards is included in operating expense categories, as follows:

	Years Ended December 31,
	2016	2015	2014
	(In thousands)
Cost of revenue	$762	$491	$523
Sales and marketing	2,512	1,990	1,920
General and administrative	5,892	7,663	6,390
Product development	1,922	1,416	1,551
Total	$11,088	$11,560	$10,384
The total income tax benefit recorded for the years ended December 31, 2016, 2015 and 2014 related to stock-based compensation is $4.1 million, $4.3 million and $3.7 million, respectively. However, for the years ended December 31, 2015 and 2014, the income tax benefit was offset by the valuation allowance and therefore had no impact on the Consolidated Statements of Operations.

INTRALINKS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Stock Options
The following table summarizes the weighted average values of the assumptions used in the Black-Scholes pricing model to estimate the fair value of the stock options granted during the period presented:

	Years Ended December 31,
	2016	2015	2014
Expected volatility	48.2%	45.1%	51.1%
Expected life of option	6.08 years	6.25 years	6.21 years
Risk free interest rate	1.4%	1.8%	1.9%
Expected dividend yield	0.0%	0.0%	0.0%
The following table summarizes stock option activity for the year ended December 31, 2016:

	Shares	Weighted Average Exercise Price
Outstanding at December 31, 2015	4,078,626	$7.51
Granted	135,029	8.63
Exercised	(303,695)	5.95
Forfeited	(224,727)	9.13
Outstanding at December 31, 2016	3,685,233	$7.58
The following table contains additional information with respect to options outstanding and exercisable at December 31, 2016:

	Options Outstanding		Options Exercisable
	Number of Options Outstanding	Remaining Weighted Average Life	Number Exercisable	Remaining Weighted Average Life
Exercise Prices:
$1.59 - $4.73	482,856	4.04	478,613	4.03
$5.14 - $7.89	2,098,579	5.37	1,993,989	5.22
$8.06 - $11.91	872,298	8.10	406,957	7.72
$13.00 - $25.89	231,500	3.84	231,500	3.84
	3,685,233		3,111,059
At December 31, 2016, the aggregate intrinsic value of stock options outstanding and exercisable was $22.9 million and $20.8 million, respectively. At December 31, 2015, the aggregate intrinsic value of stock options outstanding and exercisable was $9.8 million and $8.7 million, respectively. The intrinsic value for stock options is calculated based on the exercise price of the underlying awards and the share price of such awards as of each respective period-end date.

INTRALINKS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table summarizes non-vested stock option activity for the year ended December 31, 2016:

	Shares	Weighted Average Grant Date Fair Value
Non-vested options outstanding at December 31, 2015	1,078,352	$4.34
Granted	135,029	4.06
Vested	(532,233)	4.02
Forfeited	(106,974)	4.20
Non-vested options outstanding at December 31, 2016	574,174	$4.60
The following table provides additional information pertaining to the Company's stock options:

	Years Ended December 31,
	2016	2015	2014
Weighted average grant date fair value for options granted during the period	$4.06	$5.03	$4.86
Total fair value of options vested (in thousands)	$2,140	$3,647	$4,325
The intrinsic value of options exercised for the years ended December 31, 2016, 2015 and 2014, was $1.2 million, $4.4 million and $2.5 million, respectively.
At December 31, 2016 and 2015, there was $2.3 million and $4.0 million, respectively, of total unrecognized compensation cost related to non-vested stock options, net of estimated forfeitures, which is expected to be recognized over a weighted average period of 2.38 years and 2.70 years, respectively.
Cash received from stock option exercises and the related tax benefit realized for the years ended December 31, 2016, 2015 and 2014 are: $1.8 million and $0.2 million; $4.1 million and $0.8 million; and $2.4 million and $0.5 million, respectively. However, for the years ended December 31, 2015 and 2014, the income tax benefit was offset by the valuation allowance and therefore had no impact on the Consolidated Statements of Operations.
Restricted Stock Awards
The following table summarizes RSA activity for the year ended December 31, 2016:

	Shares	Weighted Average Grant Date Fair Value
Non-vested RSAs at December 31, 2015	562,936	$4.97
Granted	150,310	7.21
Vested and exchanged for common stock	(85,495)	9.43
Non-vested RSAs at December 31, 2016	627,751	$4.90
For the year ended December 31, 2016, 2015 and 2014, the weighted-average grant date fair value for RSAs was $7.21, $10.83 and $8.12, respectively. The fair value of RSAs vested was $0.8 million, $0.8 million and $0.7 million, respectively, during the same periods.
The aggregate intrinsic value of RSAs outstanding at December 31, 2016 and 2015 was $8.5 million and $5.1 million, respectively. The intrinsic value for RSAs is calculated based on the market price of the Company’s stock as of each period-end date.
At December 31, 2016 and 2015, there was $0.8 million and $0.5 million, respectively, of total unrecognized compensation cost related to non-vested RSAs, net of estimated forfeitures, which is expected to be recognized over a weighted average period of 1.3 years and 1.2 years, respectively.

INTRALINKS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Restricted Stock Units
The following table summarizes RSU activity for the year ended December 31, 2016:

	Shares	Weighted Average Grant Date Fair Value
Non-vested RSUs at December 31, 2015	2,032,202	$8.97
Granted	2,332,897	7.40
Vested	(599,476)	9.22
Forfeited	(194,036)	9.14
Non-vested RSUs at December 31, 2016	3,571,587	$7.89
For the years ended December 31, 2016, 2015 and 2014, the weighted-average grant date fair value for RSUs was $7.40, $9.51 and $9.22, respectively. The fair value of RSUs vested was $5.2 million, $6.0 million, and $4.6 million, respectively, during the same periods.
The aggregate intrinsic value of RSUs outstanding at December 31, 2016 and 2015 was $48.4 million and $18.4 million, respectively. The intrinsic value for RSUs is calculated based on the market price of the Company's stock as of each period-end date.
At December 31, 2016 and 2015, there was $15.4 million and $12.9 million, respectively, of total unrecognized compensation cost related to non-vested RSUs, net of estimated forfeitures, which is expected to be recognized over a weighted average period of 2.25 years and 2.49 years, respectively.
During 2016, the Company granted 551,352 restricted stock units with performance conditions pursuant to the Company's 2010 Equity Incentive Plan. Vesting of these awards is based upon the Company's achievement of certain 2016 revenue metrics and service thresholds. The awards' grant date fair value is $4.0 million, which is recognized over the requisite service periods based on the Company's assessment of the probability the revenue metric will be achieved. For the year ended December 31, 2016, no expense was recognized based on this assessment.
Modification of Awards
During the years ended December 31, 2016 and December 31, 2014, no awards were modified. During the year ended December 31, 2015, pursuant to separation agreements for two executives, the Company extended the exercise and vesting terms for certain outstanding equity awards beyond the individuals’ original agreements, resulting in modification of the awards for accounting purposes. As a result of the modified awards, the Company recorded an additional $0.3 million in stock-based compensation expense, which was offset by the reversal of $0.3 million of stock-based compensation expense related to the forfeiture of unvested awards.
2010 Employee Stock Purchase Plan
The ESPP was adopted by the Company's board of directors and approved by its stockholders in July 2010 and subsequently amended by the Company's board of directors and stockholders in 2013 and 2016. The number of shares available for purchase under the ESPP is 2,000,000. The Company makes one or more offerings each year to its employees to purchase stock under the ESPP, usually beginning on the first business day of the quarter and ending on the last business day of the quarter. For employees eligible to participate on the first date of an offering period, the purchase price of shares of common stock under the ESPP is 85% of the fair market value of the shares, either on the offering date or the exercise date, whichever is less. As of December 31, 2016, there are 2,000,000 shares of common stock reserved, 813,189 shares issued and 1,186,811 shares available for future issuance under the ESPP.

INTRALINKS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

12. Net Income (Loss) per Share
The following table provides a reconciliation of the numerator and denominator used in computing basic and diluted net income (loss) per common share:

	Years Ended December 31,
	2016	2015	2014
Numerator:
Net income (loss) (in thousands)	$2,794	$(30,384)	$(26,496)
Denominator:
Weighted-average shares used to compute basic net income (loss) per share	57,278,508	57,172,659	55,932,641
Effect of dilutive options, unvested shares of restricted stock awards and unvested restricted stock units	2,105,446	—	—
Weighted-average shares used to compute diluted net income (loss) per share	59,383,954	57,172,659	55,932,641
Net income (loss) per share:
Basic	$0.05	$(0.53)	$(0.47)
Diluted	$0.05	$(0.53)	$(0.47)
The following outstanding options to purchase Common Stock, unvested shares under RSAs and unvested shares issuable upon settlement of RSUs were excluded from the computation of diluted net income (loss) per share for the periods presented as their effect would have been anti-dilutive:

	Years Ended December 31,
	2016	2015	2014
Options to purchase common stock	2,744,250	4,078,626	4,688,256
Unvested shares of restricted stock awards	209,502	562,936	564,652
Unvested shares of restricted stock units	2,825,373	2,032,202	1,765,905
13. Segment and Geographic Information
The Company is a single operating segment and reporting unit. The Company's chief operating decision maker reviews financial information presented on a consolidated basis, accompanied by certain revenue metrics and trends by the following principal markets:

•
Mergers & Acquisitions ("M&A") comprises customers spanning a variety of industries, including financial services, pharmaceutical, manufacturing, biotechnology, consumer, energy, telecommunications, industrial, legal, professional services, insurance and technology who use the Intralinks Platform for project-based transactions, such as mergers, acquisitions and dispositions. These customers are typically referred to the Company by financial or legal advisors involved in the respective transactions.

•	Enterprise comprises customers, across the same variety of industries described above, who use the Intralinks Platform for a wide range of corporate purposes.

•	Debt Capital Markets ("DCM") comprises customers within the financial services industry who use the Intralinks Platform for loan syndication and administration and other debt-related transactions.

INTRALINKS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

The following table sets forth the Company's revenue by principal market:

	Years Ended December 31,
	2016	2015	2014
	(In thousands)
M&A	$150,809	$139,917	$130,471
Enterprise	116,254	106,683	96,711
DCM	28,484	29,553	28,639
Total revenue	$295,547	$276,153	$255,821
Revenue by geographic location is based on where the customer is located. Revenue and long-lived assets by geographic location are as follows:

	Years Ended December 31,
	2016	2015	2014
	(In thousands)
Revenue:
U.S.	$173,944	$163,831	$146,317
All other countries	121,603	112,322	109,504
Total	$295,547	$276,153	$255,821

	Years Ended December 31,
	2016	2015
	(In thousands)
Long-lived assets (fixed assets and capitalized software):
U.S.	$65,430	$65,612
All other countries	1,760	1,813
Total	$67,190	$67,425
Concentration of Credit Risk and Significant Customers
The Company operates globally with 58.9% of total revenues derived from customers located in the U.S. and the remaining 41.1% derived from customers located in various international locations. Revenue derived from customers located in the U.K. during the years ended December 31, 2016, 2015 and 2014 was $30.6 million, $37.9 million and $34.8 million, or 10.4%, 13.7% and 13.6% of total revenue, respectively. No other individual foreign country accounted for more than 10% of the Company's revenue during these periods.
No individual customer accounted for more than 10% of the Company's revenue or accounts receivable in the years ended December 31, 2016, 2015 and 2014.
14. Related Party Transactions
Affiliates of one of our largest shareholders, TA Associates, L.P. (which is now part of TA Associates Management, L.P.) are also customers of the Company. These affiliates made payments to the Company in connection with their purchase of its services using the Intralinks Platform. Revenue generated from TA Associates, L.P. and its affiliates was nominal for the years ended December 31, 2016, 2015 and 2014. At December 31, 2016 there were no amounts due to TA Associates, L.P and amounts due from these affiliates of TA Associates, L.P. were nominal.

INTRALINKS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

15. Commitments and Contingencies
Operating Leases
The Company has entered into various non-cancelable operating lease agreements for certain of our offices throughout the world with original lease periods expiring between 2017 and 2025. Certain of these arrangements have free or escalating rent payment provisions. We recognized rent expense under such arrangements on a straight-line basis.
At December 31, 2016, future minimum payments under non-cancelable operating leases were as follows over the next five years and thereafter:

Years Ending December 31,	Amount
(In thousands)
2017	$5,971
2018	5,416
2019	4,938
2020	4,632
2021	3,535
Thereafter	6,890
Total	$31,382
Total rent expenses charged to operations for the years ended December 31, 2016, 2015 and 2014 was $6.2 million, $6.3 million and $6.6 million, respectively.
The Company's principal executive office located at 150 East 42nd Street, New York, New York occupies 43,304 square feet which is subject to a lease agreement that expires in July 2021. The lease commenced August 2011, has a ten year term and provided for 12 months of initial free rent and an allowance from the landlord for improvements of $1.9 million.
In addition, the Company leases an office that is located at 404 Wyman Street, Waltham, Massachusetts that occupies 51,325 square feet for a term that expires October 2024. The lease commenced August 2014, has a ten year and three month term and provided for three months of initial free rent and an allowance from the landlord for improvements of $2.3 million.
The Company also maintains space in several locations for its sales and services activities.
Contingencies
In the ordinary course of business, the Company and its subsidiaries are subject to various claims, charges, disputes, litigation and regulatory inquiries and investigations. The Company establishes reserves for specific legal matters when it determines that the likelihood of an unfavorable outcome is probable and the loss is reasonably estimable. Management has also identified certain other legal matters where it believes an unfavorable outcome is not probable and, therefore, no reserve is established. Although management currently believes that resolving claims against the Company, including claims where an unfavorable outcome is reasonably possible, will not have a material impact on the Company's liquidity, results of operations or financial condition, these matters are subject to inherent uncertainties and management's view of these matters may change in the future. The Company also evaluates other contingent matters, including income and non-income tax contingencies, to assess the likelihood of an unfavorable outcome and estimated extent of potential loss. These matters, if resolved adversely against the Company, may result in monetary damages, fines and penalties or require changes in business practices. It is possible that an unfavorable outcome of one or more of these lawsuits or other contingencies could have a material impact on the Company's liquidity, results of operations or financial condition.
The Company is not currently aware of any pending or threatened material claims, charges, disputes, litigation and regulatory inquiries and investigations.
16. Subsequent Event
The company has evaluated subsequent events through the date the consolidated financial statements were issued. On December 5, 2016, the Company entered into an Agreement and Plan of Merger (the "Merger Agreement") with Synchronoss Technologies, Inc. ("Parent") and GL Merger Sub, Inc. ("Merger Sub"), a wholly owned subsidiary of Parent. Pursuant to the Merger Agreement,

INTRALINKS HOLDINGS, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Merger Sub commenced a tender offer (the "Offer") to acquire all of the outstanding shares of common stock of the Company, $0.001 par value per share (the "Company Common Stock"), at a price per share of Company Common Stock of $13.00 net to the seller in cash, without interest (the "Offer Price"), subject to any applicable withholding taxes.
On January 19, 2017, the Company notified the New York Stock Exchange (the “NYSE”) of the consummation of the Merger and requested that the NYSE suspend trading of the Company Common Stock effective before the opening of trading on January 20, 2017. The Company filed with the SEC a Form 25 Notification of Removal from Listing and/or Registration to delist and deregister the Company Common Stock and a certification on Form 15 under the Exchange Act, requesting the suspension of the Company’s reporting obligations under Sections 13 and 15(d) of the Exchange Act with respect to the Company Common Stock on January 23, 2017 and February 2, 2017, respectively.

On January 19, 2017, Parent paid the remaining balance of the Term Loan Credit Facility and the Revolving Credit Facility of $77.8 million and the Equipment Loan Facility of $3.2 million.